Exhibit 14.1

CODE OF ETHICS

OF

WORLDS.COM INC.

I. Objectives

Worlds.com, Inc. (the “Company”) is committed to the highest level of ethical behavior. Our business success depends upon the reputation of the Company and its directors, officer and employees to perform with the highest level of integrity and principled business conduct.

This Code of Ethics (“Code”) applies to all of our directors, officers and employees, including our principal executive officer and principal financial officer, (collectively, the “Covered Persons”). This Code is designed to deter wrongdoing and to promote all of the following:

·	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships

·
full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission (the "Commission"), and in other public communications made by us;

·	compliance with applicable governmental laws, rules and regulations;

·	the prompt internal reporting to an appropriate person or persons identified herein for receiving violations of this Code; and

·	accountability for adherence to this Code.

Each Covered Person must conduct himself or herself in accordance with this Code, and must seek to avoid even the appearance of improper behavior.

This Code is not intended to cover every applicable law, or to provide answers to all questions that might arise; for such, we rely on each person’s sense of what is right, including a sense of when it is appropriate to seek guidance from others on an appropriate course of conduct.

II. Honest And Ethical Conduct

Each Covered Person must always conduct himself or herself in an honest and ethical manner. Each Covered Person must act with the highest standards of personal and professional integrity and must not tolerate others who attempt to deceive or evade responsibility for their actions. Honest and ethical conduct must be a driving force in every decision made by a Covered Person while performing his or her duties for us. When in doubt as to whether an action is honest and ethical, each Covered Person shall seek advice from his or her immediate supervisor or senior management, as appropriate.

III. Conflicts Of Interest

The term “conflict of interest” refers to any circumstance that would cast doubt on a Covered Person’s ability to act objectively when representing our interest. Covered Persons should not use their position or association with us for their own or their family’s personal gain, and should avoid situations in which their personal interests (or those of their family) conflict or overlap, or appear to conflict or overlap, with our best interests.

The following are examples of activities that give rise to a conflict of interest. These examples do not in any way limit the general scope of our policy regarding conflicts of interest.

·
Where a Covered Person’s association with (or financial interest in) another person or entity would reasonably be expected to interfere with the Covered Person's independent judgment in our best interest, that association or financial interest creates a conflict of interest.

·
The holding of a financial interest by a Covered Person in any present or potential competitor, customer, supplier, or contractor of ours creates a conflict of interest, except where the business or enterprise in which the Covered Person holds a financial interest is publicly owned, and the financial interest of the Covered Person in such public entity constitutes less than one percent (1%) of the ownership of that business or enterprise.

·
The acceptance by a Covered Person of a membership on the board of directors, or serving as a consultant or advisor to any board or any management, of a business that is our present or potential competitor, customer, supplier, or contractor, creates a conflict of interest, unless such relationship is pre-approved in writing by our principal executive officer.

·
Engaging in any transaction involving us, from which the Covered Person can benefit financially or otherwise, apart from the usual compensation received in the ordinary course of business, creates a conflict of interest. Such transactions include lending or borrowing money, guaranteeing debts, or accepting gifts, entertainment, or favors from a present or potential competitor, customer, supplier, or contractor of us.

·	The use or disclosure of any unpublished information regarding us, obtained by a Covered Person in connection with his or her employment for personal benefit, creates a conflict of interest.

It is our policy and it is expected that all Covered Persons should endeavor to avoid all situations that present an actual or apparent conflict of interest. All actual or apparent conflicts of interest must be handled honestly and ethically. If a Covered Person suspects that he or she may have a conflict of interest, that Covered Person is required to report the situation to, and to seek guidance from, his or her immediate supervisor or senior management, as appropriate. For purposes of this Code, directors, the principal executive officer, and the principal financial officer shall report any such conflict or potential conflict situations to the chairman of the audit committee, if one be created, and in the absence of an audit committee, to the chairman of the board of directors. Our officers (other than the principal executive officer and principal financial officer) and employees shall report any such situations to their immediate supervisor. It is the responsibility of the audit committee chairman or the chairman of the board, as applicable, to determine if a conflict of interest exists or whether such situation is likely to impair the Covered Person’s ability to perform his or her assigned duties with us, and if such situation is determined to present a conflict, to determine the necessary resolution.

Loans are expressly prohibited from us to all directors and executive officers.

IV. Compliance With Applicable Laws, Rules And Regulations

Full compliance with the letter and the spirit of all applicable governmental laws, rules and regulations, and applicable rules and listing standards of any national securities exchange on which our securities may be listed, is one of the foundations on which this Company’s ethical policies are built. All of our directors and executive officers must understand and take responsibility for our compliance with the applicable governmental laws, rules and regulations of the cities, states and countries in which we operate, and for complying with the applicable rules and listing standards of any national securities exchange on which our securities may be listed.

V. Rules To Promote Full, Fair, Accurate, Timely and Understandable Disclosure

As a public company, we have a responsibility to report financial information to security holders so that they are provided with accurate information in all material respects about our financial condition and results of operations. It is our policy to fully and fairly disclose our financial condition in compliance with applicable accounting principles, laws, rules and regulations. Further, it is our policy to promote full, fair, accurate, timely and understandable disclosure in all Company reports required to be filed with or submitted to the Commission, as required by applicable laws, rules and regulations then in effect, and in other public communications made by us.

Covered Persons may be called upon to provide or prepare necessary information to ensure that the Company’s public reports are complete, fair and understandable. We expect Covered Persons to take this responsibility seriously and to provide accurate information related to our public disclosure requirements.

All of our books and records shall fully and fairly reflect all of our transactions in accordance with accounting principles generally accepted in the United States of America, and any other financial reporting or accounting regulations to which the Company is subject. No entries to our books and records shall be made or omitted to intentionally conceal or disguise the true nature of any transaction. Covered Persons shall maintain all of our books and records in accordance with our established disclosure controls and procedures and internal controls for financial reporting, as such controls may be amended from time to time.

All Covered Persons must report any questionable accounting or auditing matters that may come to their attention. This applies to all operating reports or records prepared for internal or external purposes, such as sales or backlog information. If any Covered Person has concerns or complaints regarding our questionable accounting or auditing matters, the Covered Person shall report such matters to his or her immediate supervisor. If the immediate supervisor is involved in the questionable accounting or auditing matter, or does not timely resolve the Covered Person’s concern, the Covered Person should submit their concerns to the principal executive officer or the principal financial officer. If the principal executive officer and the principal financial officer are involved in the questionable accounting or auditing matter, or do not timely resolve the Covered Person's concerns, the Covered Person should submit his or her concern directly to the audit committee, if one be established, or to the board of directors in the absence of a designated audit committee. The reporting of any such matters may be done on a confidential basis, at the election of the Covered Person making the report.

VI. Corporate Opportunities

Directors and employees are prohibited from taking for themselves opportunities that are discovered through the use of our property, information or position, or using our property, information or position for personal gain. Directors and employees have a duty to us to advance our legitimate interest when the opportunity to do so arises.

VII. Confidentiality

Directors and employees must maintain the confidentiality of non-public, proprietary information regarding us, our customers or our suppliers, and shall use that information only to further our business interests, except where disclosure or other use is authorized by us or legally mandated. This includes information disseminated to employees in an effort to keep them informed or in connection with their work activities, but with the instruction, confidential labeling, or reasonable expectation that the information be kept confidential.

VIII. Trading on Inside Information

Inside information includes any non-public information, whether favorable or unfavorable, that investors would generally consider important in making investment decisions. Examples include financial results not yet released, imminent regulatory approval/disapproval of an alliance or other significant matter such as the purchase or sale of a business unit or significant assets, threatened litigation, or other significant facts about our business. No information obtained as the result of employment, or a director’s service on the Board, may be used for personal profit or as the basis for a “tip” to others, unless such information is first made generally available to the public.

IX. Protection and Proper Use of Our Assets

Directors and employees should protect our assets and ensure their efficient use. Theft, carelessness and waste have an adverse impact on us and our profitability. Our assets may only be used for legitimate business purposes.

X. Intellectual Property

We expend a great deal of time, effort and money to protect our intellectual property. We are sensitive to issues regarding the improper use of our intellectual property and avoiding the improper use of intellectual property of others, including but not limited to copyrights, trademarks, trade secrets and patents. In fulfillment of our legal obligations with respect to intellectual property rights, we adhere to copyright laws, including the application of those laws to copyrighted work in print, video, music, computer software or other electronic formats. Employees must not make any unauthorized reproduction of any copyrighted work.

XI. Reporting Violations of the Code

Any Covered Person who becomes aware of any violation of this Code must promptly bring the violation to the attention of the appropriate party as follows: directors, our principal executive officer and the principal financial officer shall report on a confidential basis any violations to the chairman of the audit committee, if one be created, and in the absence of an audit committee, to our chairman of the board of directors; Our executive officers and employees shall report any violations to our principal executive officer or principal financial officer.

XII. Compliance with the Code

All issues of non-compliance with this Code will be reviewed and evaluated according to the circumstances and severity of the problem. Senior management will take such actions as it deems appropriate, which can include disciplinary action up to and including termination of employment, legal action, and other measures.

XIII. Waiver of the Code

Any waiver of this Code may be made only by the independent directors on the board of directors, or by an authorized committee of the board of directors comprised solely of independent directors, and will be disclosed as required by law, Commission regulations, or the rules and listing standards of any national securities exchange on which our securities may be listed.